Exhibit 99

For Immediate Release	Media Contact:	Investor Contact:
April 23, 2008	Bo Piela	Patrick Flanigan
	(617) 768-6579	(617) 768-6563

Genzyme Reports Strong First-Quarter Growth

Non-GAAP EPS Increased 22 Percent

CAMBRIDGE, MA — Genzyme Corporation (NASDAQ: GENZ) today reported results for the first quarter of 2008, which featured excellent revenue growth, continued operating leverage, a significant increase in non-GAAP profit, and strong progress across the company.

First-Quarter Highlights

•                  Total revenue for the quarter grew 25 percent to $1.1 billion from $883.2 million in same period a year ago.  This increase was driven by growth across all product lines, led by strong growth in sales of treatments for lysosomal storage disorders and renal disease.  Genzyme’s top line now includes sales of Aldurazyme® (laronidase), which previously were recorded as joint venture revenue.

•                  GAAP net income in the first quarter was $145.3 million, or $0.52 per diluted share, compared with $158.2 million, or $0.57 per diluted share.  GAAP net income in this year’s first quarter reflects an after-tax charge of $56.5 million for the premium related to Genzyme’s strategic investment in Isis Pharmaceuticals Inc.

•                  Non-GAAP net income increased 24 percent to $260.9 million, compared with $210.7 million in the first quarter a year earlier.  Non-GAAP earnings increased 22 percent to $0.95 per diluted share from $0.78 per diluted share in the first quarter last year.

•                  Non-GAAP operating expenses decreased as a percentage of revenue, reflecting global operating leverage.

•                  Genzyme continued to generate significant cash from operations and to reinvest in the future of the company.  In the first quarter, Genzyme generated approximately $373 million in cash from net income prior to one-time events and proceeds from the issuance of common stock.  The company invested approximately $122 million in capital projects to expand manufacturing capacity to meet current and anticipated product demand.   The company also made a $150 million investment in Isis Pharmaceuticals associated with the license of mipomersen, a highly promising product candidate in late-stage development.

•                  Genzyme is also using a portion of its operating cash flow to repurchase shares under a three-year program to reduce the dilutive effect of equity compensation.  The company repurchased 1 million shares in the first quarter and has repurchased approximately 4.5 million shares since this program began one year ago.

“We had a very strong first quarter to start the year,” said Henri A. Termeer, Genzyme’s chairman and chief executive officer.  “We continue to focus on our commitment to deliver 20 percent non-GAAP earnings growth through 2011, while building the company to ensure that we sustain our growth over the longer term.”

Financial Guidance

•                  Genzyme expects 2008 non-GAAP earnings of approximately $3.90 per diluted share, compared with prior guidance of $4.00 per diluted share.  This previously announced adjustment reflects the delay in FDA approval of 2000L production capacity for Myozyme.

•                  GAAP earnings in 2008 are expected to be approximately $2.65 per diluted share, compared with prior guidance of approximately $2.75 per diluted share.  GAAP figures include anticipated amortization and stock-compensation expenses and the effect of contingent convertible debt.

•                  Genzyme reaffirmed its commitment to 20 percent growth in compound non-GAAP earnings per share through 2011.  Non-GAAP earnings are projected to rise to approximately $7.00 per diluted share by 2011.

•                  Myozyme sales are expected to be approximately $275-$285 million this year, compared to prior guidance of $320-$330 million.

•                  Non-GAAP earnings per share for the second quarter are expected to be in the mid $0.90s, reflecting ongoing investments to drive future growth.  These include investments in the U.S. launch of Renvela® (sevelamer carbonate) and the expanded European introduction of Clolar® (clofarabine), as well as investments in late-stage clinical trials—particularly the phase 3 study of alemtuzumab for multiple sclerosis.  This estimate also reflects the constraints on U.S. Myozyme sales.

First-Quarter Product Sales

•                  Within the Therapeutics business, worldwide demand for Myozyme remains robust two years into the product’s launch.  First-quarter sales rose 78 percent despite the delay in U.S. approval for 2000L production capacity.  Sales increased to $67.3 million from $37.9 million in the period a year ago, driven by the number of new patients starting therapy.  As announced, the FDA will require Genzyme to submit a BLA to obtain U.S. commercial approval for Myozyme produced at the 2000L scale.  The agency is expected to act on the application by the end of this year.

•                  First-quarter sales of Cerezyme® (imiglucerase for injection) rose 15 percent to $304.3 million, compared with $263.8 million in the previous first quarter.

•                  Sales of Fabrazyme® (agalsidase beta) grew 16 percent in the quarter, rising to $116.5 million from $100.7 million in the first quarter last year.  Fabrazyme has captured more than a two thirds share of the international market for Fabry disease treatment based on compelling clinical data and an established global regulatory and commercial organization.

•                  Sales of Aldurazyme® (laronidase) increased 38 percent to $37.0 million in the first quarter, compared with $26.8 million in the same quarter a year ago.  Genzyme now records sales of Aldurazyme on its top line and makes tiered payments to BioMarin Pharmaceutical Inc. on worldwide product sales under a restructured agreement between the companies.

•                  Sales of Thyrogen® (thyrotropin alfa for injection) grew 28 percent in the first quarter to $33.8 million from $26.3 million, reflecting ongoing improvement in thyroid cancer detection and well-established treatment guidelines.  The use of Thyrogen in ablation procedures is also contributing to the product’s growth, following the December 2007 U.S. approval for this indication.

•                  Within the Renal business, sales of sevelamer therapies Renagel® (sevelamer hydrochloride) and Renvela grew 23 percent to $168.7 million from $137.4 million in the first quarter last year.  In March, Genzyme launched Renvela in the United States, where the company is engaged in active discussions with the FDA to expand the product’s labeling to include chronic kidney disease patients with hyperphosphatemia who are not on dialysis.  The three companies that currently market phosphate binders are working collaboratively to provide the FDA with information that will help the agency determine the appropriate treatment paradigm for these patients.  Genzyme anticipates that the Renvela label expansion will take place at the latest by the middle of 2009.  Genzyme has also filed for European approval for Renvela in both the dialysis and chronic kidney disease indications.

•                  Within the Transplant business, first-quarter sales of Thymoglobulin® (Anti-thymocyte Globulin [Rabbit]) and Lymphoglobuline® (Anti-thymocyte Globulin [Equine]) rose 11 percent to $43.7 million from $39.4 million.  Worldwide demand for Thymoglobulin remains strong.  The product’s growth over the past several quarters has been hindered by supply constraints caused by a manufacturing issue during 2007 that affected product appearance in some lots.  Genzyme instituted a procedure at its French manufacturing plant at the end of last year that resolved this manufacturing issue.   The company continues to monitor Thymoglobulin lots produced last year and, if necessary, will recall any lots that are expected to go out of specification prior to the originally established expiry period.  Genzyme expects Thymoglobulin sales to accelerate in the second-half of this year as supply levels increase to meet full demand for the product.

•                  Within the Biosurgery business, sales of Synvisc® (hylan G-F 20) and Synvisc-ONE™ (hylan G-F 20) rose to $56.1 million from $53.6 million, an increase of 5 percent.  Synvisc-One received CE Mark approval in the European Union in December, and Genzyme is preparing to introduce the product into the marketplace, where it will be the only treatment of its kind to provide six months of pain relief with a single injection.  The company has already launched the product in the United Kingdom, Germany and Italy.  Genzyme will pursue marketing approvals for Synvisc-One in Canada, Asia and Latin America based on the European CE mark approval, and FDA action on a marketing application in the United States is expected later this year.  By simplifying osteoarthritis pain management and thereby reaching a broader set of patients, Synvisc-ONE is expected to drive the significant growth of this product franchise.

•                  Sales of Sepra® products continued to be strong, rising 32 percent to $30.6 million in the first quarter from $23.1 million in the same quarter a year ago.  The expanded U.S. sales force for Seprafilm® adhesion barrier is reaching a broader range of physicians and helping drive the product’s growth in gynecologic and colorectal surgery.  Future growth of the product in C-section procedures and trauma surgeries is expected.

•                  First-quarter revenue for the Genetics business increased 12 percent to $74.3 million from $66.2 million, fueled substantially by a higher volume of reproductive diagnostic testing.  The profitability of the Genetics business is also increasing through improvements in operating efficiencies, while Genzyme continues to invest in additional information technology and infrastructure to strengthen the competitive advantages the business has created.  Genzyme Genetics recently launched carrier and prenatal diagnostic testing for spinal muscular atrophy, the most common inherited cause of infant mortality.  These tests are expected to support continued profitable growth in subsequent quarters.

•                  Oncology revenue increased 29 percent in the first quarter to $29.0 million from $22.4 million.  This growth primarily reflects the addition of European sales of Clolar, which Genzyme began recording following its acquisition of Bioenvision Inc. late last year.  Genzyme is working to introduce Clolar worldwide through its global commercial and regulatory organization.  Oncology revenue also reflects growing first-line use of Campath® (alemtuzumab) in the treatment of patients with B-cell chronic lymphocytic leukemia.

Late-State Development Programs

Genzyme continues to make strong progress in advancing programs within its late-stage development pipeline.  These programs have significant potential to drive the company’s growth beyond 2011.

Mozobil™ (plerixafor) for stem-cell transplantation

•                  Genzyme plans to file mid year for U.S. and European approval for Mozobil’s use in treating patients with multiple myeloma and patients with lymphoma.  The company expects to launch the product in the United States early next year upon approval and to rapidly expand the product’s availability around the world.  The company anticipates peak annual sales of the product in the transplant setting of $400 million.

Mozobil is an innovative product intended to enhance the mobilization of stem cells for transplantation in patients with lymphoma and multiple myeloma.  In two pivotal clinical studies, Mozobil showed the ability to quickly and predictably prepare cancer patients for a transplant to treat their disease.  Genzyme is also exploring additional indications for Mozobil, including its potential use in chemosensitization procedures.

Clolar for adult AML

•                  Clolar is approved in the United States and Europe for the treatment of acute lymphoblastic leukemia in relapsed and refractory pediatric patients.  Genzyme is developing the product for use globally as a first-line therapy for the treatment of adult acute myeloid leukemia (AML) and myelodysplastic syndromes, significantly larger indications that the company estimates will drive peak annual sales of the product to approximately $600 million.  The company intends to submit a supplemental new drug application in the United States later this year to include an adult AML indication.  This application will be based on results from the CLASSIC II clinical trial involving older adult AML patients.  Preliminary data from this trial will be presented at the American Society of Clinical Oncology meeting in June.

Genzyme is developing a new filing for the adult AML indication in Europe.  This follows its withdrawal of Bioenvision’s marketing application, which, as expected, an advisory committee deemed insufficient to support approval.  Genzyme expects to make a new submission as early as the fourth quarter of this year that will include a more robust data package from Genzyme sponsored studies.

Alemtuzumab for multiple sclerosis

•                  Final, three-year efficacy and safety data from the Phase 2 trial comparing alemtuzumab with Rebif (interferon beta-1a) for the treatment of relapsing-remitting multiple sclerosis were presented last week during a scientific platform session at the American Academy of Neurology meeting by Dr. Alasdair Coles.  These results confirm all trends observed in the one- and two-year interim analyses.  The two ongoing Phase 3 trials further examining the efficacy and safety of alemtuzumab for the treatment of MS are progressing.  These two studies are currently enrolling patients at sites in the United States, Europe, Latin America and Australia.  Genzyme believes that alemtuzumab has the potential to be the best therapy in a market for MS drugs that is projected to reach $8-9 billion annually when the treatment is expected to be ready for launch in 2011-2012.  Alemtuzumab is being developed in collaboration with Bayer Schering Pharma AG, Germany.

Genz-112638 for Gaucher disease

•                  Genzyme is making excellent progress in developing the small molecule Genz-112638, a novel oral therapy intended for the treatment of Gaucher disease.  Initial results released one year ago for the first group of study participants were encouraging.  Genzyme expects to release results by mid year for a larger number of patients, including results for those patients who have completed the one year

trial.   Final results for all trial participants will be available in the first quarter of 2009.  Genzyme is currently developing clinical trial protocols for two Phase 3 studies of Genz-112638, and the company anticipates initiating these studies early next year.  Genzyme believes that this oral product may offer a more convenient treatment option for some patients.

Mipomersen for high-risk cardiovascular disease

Genzyme expects to finalize its license of mipomersen from Isis Pharmaceuticals in the second quarter and subsequently communicate a development plan for the product.  Mipomersen is a lipid-lowering agent being developed primarily for patients at significant cardiovascular risk who are unable to achieve target cholesterol levels with statins alone or who are intolerant of statins.  The product offers an innovative approach to addressing a serious unmet medical need, and Genzyme believes it could prove to be the most effective lipid-lowering agent for high risk cardiovascular disease patients for whom conventional therapies are not sufficient. The product may provide significant benefit over the standard of care and targets a well-defined and severely ill patient population.  Mipomersen is currently being studied in a Phase 3 clinical trial involving patients with homozygous familial hypercholesterolemia.

This press release contains forward-looking statements regarding Genzyme’s financial outlook and business plans and strategies, including without limitation: its Q2 2008, YE 2008 and YE 20011 earnings guidance; its anticipated CAGR through 2011; its expectations for approval of Myozyme produced at the 2000L capacity and the timing thereof; its plans to seek regulatory approvals of existing products for use in new indications, including Renvela for CKD, the timetables therefore and the impact of such approvals on the company; its plans and estimated timetables for new and next-generation product filings, regulatory actions and launches, including for Mozobil, Clolar, alemtuzumab-MS, mipomersen, Genz-112638 and Synvisc-ONE and the assessment of the market potential of such products; its projected Myozyme revenues for 2008; and its anticipated growth drivers for certain products and businesses, including Genetics and Thymoglobulin. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those forecasted. These risks and uncertainties include, among others: Genzyme’s ability to successfully complete preclinical and clinical development of its products and product candidates, including Mozobil, Clolar, alemtuzumab-MS, mipomersen, and Genz-112638; Genzyme’s ability to expand the use of current and next-generation products in existing and new indications, including Renvela and Synvisc-ONE; Genzyme’s ability to obtain and maintain regulatory approvals for products and manufacturing facilities, including Myozyme produced at the 2000L scale in the US and at the 4000L scale in Europe and the timing of receipt of such approvals; Genzyme’s ability to manufacture its products, including Thymoglobulin and its LSD therapies in a timely and cost effective manner and in sufficient quantities to meet demand; and the risks and uncertainties described in Genzyme’s SEC reports filed under the Securities Exchange Act of 1934, including the factors discussed under the caption “Risk Factors” in Genzyme’s 2007 Annual Report on Form 10-K. Genzyme cautions investors not to place substantial reliance on the forward-looking statements contained in this press release. These statements speak only as of today’s date and Genzyme undertakes no obligation to update or revise the statements.

Genzyme®, Myozyme®, Fabrazyme®, Cerezyme®, Thyrogen®, Renagel®, Renvela®, Thymoglobulin®, Synvisc®, Campath® and Clolar® are registered trademarks of and Mozobil™ and Synvisc-ONE™ are unregistered trademarks of Genzyme or its subsidiaries. Aldurazyme® is a registered trademark of BioMarin/Genzyme LLC. All rights reserved.

About Genzyme

One of the world’s leading biotechnology companies, Genzyme is dedicated to making a major positive impact on the lives of people with serious diseases. Since 1981, the company has grown from a small start-up to a diversified enterprise with more than 10,000 employees in locations spanning the globe and 2007 revenues of $3.8 billion. In 2007, Genzyme was chosen to receive the National Medal of Technology, the highest honor awarded by the President of the United States for technological innovation.

With many established products and services helping patients in nearly 90 countries, Genzyme is a leader in the effort to develop and apply the most advanced technologies in the life sciences. The company’s products and services are focused on rare inherited disorders, kidney disease, orthopaedics, cancer, transplant, and diagnostic testing. Genzyme’s commitment to innovation continues today with a substantial development program focused on these fields, as well as immune disease, cardiovascular disease, and other areas of unmet medical need.

Conference Call Information

Genzyme will host a conference call today at 11:00 a.m. Eastern to discuss results for the first quarter of 2008.  To participate in the call, please dial 773-799-3828 and refer to pass code “Genzyme.”  A replay of this call will be available by dialing 402-998-1342.  This call will also be Webcast live on the investor events section of www.genzyme.com.  Replays of the call and the Webcast will be available until midnight April 30, 2008.

Upcoming Events

Genzyme will host a conference call on July 23, 2008 at 11: 00 a.m. Eastern to discuss financial results for the second quarter of 2008.  To participate in the call, please dial 773-799-3828 and refer to pass code “Genzyme.”  A replay of this call will be available by dialing 402-998-1342.  This call will also be Webcast live on the investor events section of www.genzyme.com.  Replays of the call and the Webcast will be available until midnight on July 30, 2008.

Genzyme’s press releases and other company information are available at www.genzyme.com and by calling Genzyme’s investor information line at 1-800-905-4369 within the United States or 1-678-999-4572 outside the United States.

# # #

GENZYME CORPORATION (GENZ)

Consolidated Statements of Operations

(Unaudited, amounts in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2008	2007

Total revenues	$1,100,061	$883,183

Operating costs and expenses:
Cost of products and services sold (1)	272,313	202,463
Selling, general and administrative (1)	318,386	269,021
Research and development (1,2)	262,797	166,120
Amortization of intangibles	55,658	50,017
Total operating costs and expenses	909,154	687,621
Operating income (loss)	190,907	195,562

Other income (expenses):
Equity in income of equity method investments	188	5,612
Minority interest	463	3,912
Gain (loss) on investments in equity securities (3)	775	12,788
Other	(160)	(525)
Investment income	14,870	16,219
Interest expense	(1,655)	(4,188)
Total other income (expenses)	14,481	33,818
Income (loss) before income taxes (1)	205,388	229,380
(Provision for) benefit from income taxes (1)	(60,117)	(71,193)
Net income (loss) (1)	$145,271	$158,187

Net income (loss) per share:
Basic	$0.54	$0.60

Diluted (1,4)	$0.52	$0.57

Weighted average shares outstanding:
Basic	267,276	263,476

Diluted (1,4)	285,208	279,924

(1)

In accordance with the provisions of Financial Accounting Standards Board, or FASB, Statement of Financial Accounting Standards No., or FAS, 123R, “Share-Based Payment, an amendment of FASB Statement Nos. 123 and 95,” we recorded pre-tax charges for stock-based compensation expense and related tax benefits of:

	Three Months Ended
	March 31,
	2008	2007
Cost of products and services sold	$(6,514)	$(5,896)
Selling, general and administrative expense	(22,889)	(22,499)
Research and development expense	(12,585)	(12,312)
Total pre-tax charges for stock-based compensation expense	(41,988)	(40,707)
Tax benefit	12,537	12,432
Stock-based compensation expense, net of tax	$(29,451)	$(28,275)

Diluted earnings per share and diluted weighted average shares outstanding for the three months ended March 31, 2008 and 2007 were computed according to the provisions of FAS 123R.

(2)	Includes a charge of $(69,900)K recorded in February 2008 representing the premium paid to purchase five million shares of Isis Pharmaceuticals, Inc. common stock.

(3)

For the three months ended March 31, 2007, includes a pre-tax gain of $10,848K related to the sale of our entire investment in the common stock of Therapeutic Human Polyclonals, Inc. in March 2007, which had a zero cost basis.

(4)

All periods reflect the adoption of Emerging Issues Task Force Issue No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings Per Share,” or EITF 04-8.  As a result of the adoption of EITF 04-8, the 9,686K shares issuable upon conversion of our $690.0 million in principal of 1.25% convertible senior notes, which were issued in December 2003, are now included in diluted weighted average shares outstanding for purposes of computing diluted earnings per share, unless the effect would be anti-dilutive.  In accordance with EITF 04-8, interest and debt fees related to these notes of $1.9 million, net of tax, for both the three months ended March 31, 2008 and 2007, have been added back to net income and 9,686K shares have been added to diluted weighted average shares outstanding for both of these periods for purposes of computing diluted earnings per share.

GENZYME CORPORATION (GENZ)

Condensed Consolidated Balance Sheets

(Unaudited, amounts in thousands)

	March 31,	December 31,
	2008	2007

Cash and all marketable securities	$1,447,983	$1,460,394
Other current assets	1,818,541	1,661,740
Property, plant and equipment, net	2,118,960	1,968,402
Intangibles, net (1)	3,386,451	2,959,480
Other assets (2)	311,581	251,725
Total assets	$9,083,516	$8,301,741

Current liabilities	$1,475,663	$1,502,406
Noncurrent liabilities (1)	658,936	186,398
Stockholders’ equity	6,948,917	6,612,937
Total liabilities and stockholders’ equity	$9,083,516	$8,301,741

(1)

Effective January 1, 2008, in connection with the restructuring of BioMarin/Genzyme LLC, our joint venture with BioMarin Pharmaceutical Inc., we licensed certain rights to commercialize Aldurazyme from the joint venture and, in accordance with the provisions of FASB Interpretation No. 46R, “Consolidation of Variable Interest Entities,” began consolidating the results of the joint venture at fair value.  As of March 31, 2008, intangibles, net, includes $480,500K for the fair value of the joint venture’s manufacturing and commercialization rights to Aldurazyme, offset by $(6,006)K of related accumulated amortization.  Noncurrent liabilities includes $474,494K of additional net liabilities related to the fair value of these rights. Excluding these rights, the fair values of the assets and liabilities of the joint venture as of March 31, 2008 were not significant.

(2)	As of March 31, 2008, Other assets includes $80,100K for the fair value of the five million shares of Isis Pharmaceuticals, Inc. common stock that we purchased in February 2008.

Genzyme Corporation (GENZ)

Analyst Schedule

(Unaudited, amounts in thousands, except percentage amounts)

	Q1-07	Q2-07	Q3-07	Q4-07	Q1-08	Q1-08 vs. Q1-07 % B/(W)	FY 2006	FY 2007	YTD 3/31/08
Total revenues:
Renal
Renagel and Renvela (including Sevelamer)	$137,384	$144,954	$154,159	$166,173	$168,694	23%	$515,119	$602,670	$168,694
Hectorol	28,293	27,295	30,265	29,855	29,076	3%	93,360	115,708	29,076
Other Renal	—	—	—	—	—		—	—	—
Total Renal product and service revenue	165,677	172,249	184,424	196,028	197,770	19%	608,479	718,378	197,770
Renal R&D revenue	—	—	—	—	—		—	—	—
Total Renal	165,677	172,249	184,424	196,028	197,770	19%	608,479	718,378	197,770

Therapeutics
Cerezyme	263,791	282,979	286,071	300,312	304,303	15%	1,007,036	1,133,153	304,303
Fabrazyme	100,664	104,349	104,610	114,661	116,475	16%	359,274	424,284	116,475
Myozyme	37,919	46,745	53,568	62,496	67,324	78%	59,238	200,728	67,324
Aldurazyme	—	—	—	—	37,015		—	—	37,015
Thyrogen	26,338	29,540	26,828	30,881	33,785	28%	93,687	113,587	33,785
Other Therapeutics	167	705	153	7,289	9,772	5751%	410	8,314	9,772
Total Therapeutics product and service revenue	428,879	464,318	471,230	515,639	568,674	33%	1,519,645	1,880,066	568,674
Therapeutics R&D revenue	638	431	121	12	19	(97)%	1,068	1,202	19
Total Therapeutics	429,517	464,749	471,351	515,651	568,693	32%	1,520,713	1,881,268	568,693

Transplant
Thymoglobulin/Lymphoglobuline	39,442	41,376	41,036	44,032	43,673	11%	149,541	165,886	43,673
Other Transplant	1,655	2,048	1,845	3,392	2,257	36%	6,425	8,940	2,257
Total Transplant product and service revenue	41,097	43,424	42,881	47,424	45,930	12%	155,966	174,826	45,930
Transplant R&D revenue	180	—	—	—	—		—	180	—
Total Transplant	41,277	43,424	42,881	47,424	45,930	11%	155,966	175,006	45,930

Biosurgery
Synvisc	53,596	64,863	61,175	62,685	56,142	5%	233,858	242,319	56,142
Sepra products	23,115	25,076	26,381	29,746	30,604	32%	85,338	104,318	30,604
Other Biosurgery	19,934	16,724	16,893	21,122	24,313	22%	67,480	74,673	24,313
Total Biosurgery product and service revenue	96,645	106,663	104,449	113,553	111,059	15%	386,676	421,310	111,059
Biosurgery R&D revenue	1,748	1,226	1,697	666	603	(66)%	893	5,337	603
Total Biosurgery	98,393	107,889	106,146	114,219	111,662	13%	387,569	426,647	111,662

Genetics
Genetic Testing	66,158	73,714	73,050	72,192	74,329	12%	240,857	285,114	74,329
Total Genetics product and service revenue	66,158	73,714	73,050	72,192	74,329	12%	240,857	285,114	74,329
Genetics R&D revenue	—	—	—	—	—		—	—	—
Total Genetics	66,158	73,714	73,050	72,192	74,329	12%	240,857	285,114	74,329

Oncology
Oncology product and service revenue	16,979	14,920	16,400	21,628	22,691	34%	49,179	69,927	22,691
Total Oncology product and service revenue	16,979	14,920	16,400	21,628	22,691	34%	49,179	69,927	22,691
Oncology R&D revenue	5,470	2,510	6,330	4,111	6,357	16%	10,208	18,421	6,357
Total Oncology	22,449	17,430	22,730	25,739	29,048	29%	59,387	88,348	29,048

Other
Other product and service revenue	58,636	52,669	58,425	64,753	71,679	22%	208,725	234,483	71,679
Total Other product and service revenue	58,636	52,669	58,425	64,753	71,679	22%	208,725	234,483	71,679
Other R&D revenue	1,076	1,295	1,152	752	950	(12)%	5,317	4,275	950
Total Other	59,712	53,964	59,577	65,505	72,629	22%	214,042	238,758	72,629
Total revenues	$883,183	$933,419	$960,159	$1,036,758	$1,100,061	25%	$3,187,013	$3,813,519	$1,100,061

Genzyme Corporation (GENZ)

Analyst Schedule

(Unaudited, amounts in thousands, except percentage and per share amounts)

	Q1-07	Q2-07	Q3-07	Q4-07	Q1-08	Q1-08 vs. Q1-07 % B/(W)	FY 2006	FY 2007	YTD 3/31/08
Revenues:
Total product and service revenue	$874,071	$927,957	$950,859	$1,031,217	$1,092,132	25%	$3,169,527	$3,784,104	$1,092,132
Total R&D revenue	9,112	5,462	9,300	5,541	7,929	(13)%	17,486	29,415	7,929
Total revenues	883,183	933,419	960,159	1,036,758	1,100,061	25%	3,187,013	3,813,519	1,100,061

Total product and service gross profit (1,2)	671,608	710,359	706,247	768,560	819,819	22%	2,433,856	2,856,774	819,819

SG&A expense (1,3)	269,021	339,480	270,306	308,377	318,386	(18)%	1,010,400	1,187,184	318,386

R&D expense (1,4,5)	166,120	198,442	175,800	197,323	262,797	(58)%	649,951	737,685	262,797

Amortization of intangibles	50,017	49,465	49,819	51,804	55,658	(11)%	209,355	201,105	55,658

Purchase of in-process research and development (6)	—	—	—	106,350	—		552,900	106,350	—

Charge for impaired goodwill (7)	—	—	—	—	—		219,245	—	—

Operating income (loss)	195,562	128,434	219,622	110,247	190,907	(2)%	(190,509)	653,865	190,907

Other income (expenses):
Equity in income (loss) of equity method investments (8)	5,612	5,945	(12,648)	8,489	188	(97)%	15,705	7,398	188
Minority interest	3,912	15	5	—	463	(88)%	10,418	3,932	463
Gain (loss) on investments in equity securities (9)	12,788	143	1,105	(969)	775	(94)%	73,230	13,067	775
Other (10)	(525)	(278)	913	(747)	(160)	70%	(2,045)	(637)	(160)
Investment income	16,219	17,246	18,222	18,509	14,870	(8)%	56,001	70,196	14,870
Interest expense	(4,188)	(3,621)	(1,474)	(2,864)	(1,655)	60%	(15,478)	(12,147)	(1,655)

Income (loss) before income taxes (1)	229,380	147,884	225,745	132,665	205,388	(10)%	(52,678)	735,674	205,388

(Provision for) benefit from income taxes (1)	(71,193)	(64,090)	(66,432)	(53,766)	(60,117)	16%	35,881	(255,481)	(60,117)

Net income (loss) (1)	$158,187	$83,794	$159,313	$78,899	$145,271	(8)%	$(16,797)	$480,193	$145,271

Net income (loss) per share-diluted (1,11,12)	$0.57	$0.31	$0.58	$0.29	$0.52	(9)%	$(0.06)	$1.74	$0.52

Weighted average shares outstanding-diluted (1,11,12)	279,924	280,564	279,206	283,374	285,208	2%	261,124	280,767	285,208

Genzyme Corporation (GENZ)

Analyst Schedule

(Unaudited, amounts in thousands, except percentage amounts)

	Q1-07	Q2-07	Q3-07	Q4-07	Q1-08	FY 2006	FY 2007	YTD 3/31/08
Total product and service revenue	$874,071	$927,957	$950,859	$1,031,217	$1,092,132	$3,169,527	$3,784,104	$1,092,132
As a % of total product and service revenue:
Renagel and Renvela (including Sevelamer)	16%	16%	16%	16%	15%	16%	16%	15%
Hectorol	3%	3%	3%	3%	3%	3%	3%	3%
Cerezyme	30%	31%	30%	29%	28%	32%	30%	28%
Fabrazyme	12%	11%	11%	11%	11%	11%	11%	11%
Myozyme	4%	5%	6%	6%	6%	2%	5%	6%
Aldurazyme	0%	0%	0%	0%	3%	0%	0%	3%
Thyrogen	3%	3%	3%	3%	3%	3%	3%	3%
Thymoglobulin/Lymphoglobuline	5%	4%	4%	4%	4%	5%	4%	4%
Synvisc product and services	6%	7%	6%	6%	5%	7%	7%	5%
Sepra products	3%	3%	3%	3%	3%	3%	3%	3%
Genetic testing	7%	8%	8%	7%	7%	8%	7%	7%
Oncology	2%	1%	2%	2%	2%	1%	2%	2%
Other	9%	8%	8%	10%	10%	9%	9%	10%
	100%	100%	100%	100%	100%	100%	100%	100%

Total product and service gross margin	77%	77%	74%	75%	75%	77%	75%	75%

Total revenues	$883,183	$933,419	$960,159	$1,036,758	$1,100,061	$3,187,013	$3,813,519	$1,100,061

SG&A expense as a % of total revenue	30%	36%	28%	30%	29%	32%	31%	29%
R&D expense as a % of total revenue	19%	21%	18%	19%	24%	20%	19%	24%
Operating income (loss) as a % of total revenue	22%	14%	23%	11%	17%	(6)%	17%	17%

Benefit from income taxes as a % of profit (loss) before tax	31%	43%	29%	41%	29%	68%	35%	29%

Condensed Consolidated Balance Sheet Information:	3/31/07	6/30/07	09/30/07	12/31/07	3/31/08	12/31/06	12/31/07	3/31/08
Cash and all marketable securities	$1,450,125	$1,497,648	$1,449,548	$1,460,394	$1,447,983	$1,285,604	$1,460,394	$1,447,983
Other current assets	1,436,061	1,503,734	1,587,600	1,661,740	1,818,541	1,377,437	1,661,740	1,818,541
Property, plant and equipment, net	1,670,848	1,742,651	1,850,754	1,968,402	2,118,960	1,610,593	1,968,402	2,118,960
Intangibles, net (7,13)	2,756,036	2,720,421	2,689,126	2,959,480	3,386,451	2,790,819	2,959,480	3,386,451
Other assets (14,15)	161,595	190,411	265,273	251,725	311,581	126,735	251,725	311,581
Total assets	$7,474,665	$7,654,865	$7,842,301	$8,301,741	$9,083,516	$7,191,188	$8,301,741	$9,083,516

Current liabilities	$661,321	$710,377	$693,208	$1,502,406	$1,475,663	$651,439	$1,502,406	$1,475,663
Noncurrent liabilities (13,15)	866,893	866,068	865,322	186,398	658,936	879,038	186,398	658,936
Stockholders’ equity	5,946,451	6,078,420	6,283,771	6,612,937	6,948,917	5,660,711	6,612,937	6,948,917
Total liabilities and stockholders’ equity	$7,474,665	$7,654,865	$7,842,301	$8,301,741	$9,083,516	$7,191,188	$8,301,741	$9,083,516

Notes:

(1)                      Reflects the adoption of Financial Accounting Standards Board, or FASB, Statement of Financial Accounting Standards No., or FAS, 123R, “Share-Based Payment, an amendment of FASB Statement Nos. 123 and 95,” using the modified prospective basis effective January 1, 2006.  For the periods presented, we recorded pre-tax charges for stock-based compensation expense and related tax benefits of:

	Q1-07	Q2-07	Q3-07	Q4-07	Q1-08	FY 2006	FY 2007	YTD 3/31/08
Cost of products and services sold	$(5,896)	$(6,865)	$(5,779)	$(7,137)	$(6,514)	$(21,430)	$(25,677)	$(6,514)
Selling, general and administrative expense	(22,499)	(35,248)	(25,091)	(23,334)	(22,889)	(121,822)	(106,172)	(22,889)
Research and development expense	(12,312)	(19,143)	(13,518)	(13,128)	(12,585)	(65,248)	(58,101)	(12,585)
Total pre-tax charges for stock-based compensation expense	(40,707)	(61,256)	(44,388)	(43,599)	(41,988)	(208,500)	(189,950)	(41,988)
Tax benefit	12,432	18,703	14,093	12,920	12,537	66,331	58,148	12,537
Stock-based compensation expense, net of tax	$(28,275)	$(42,553)	$(30,295)	$(30,679)	$(29,451)	$(142,169)	$(131,802)	$(29,451)

Diluted earnings per share and diluted weighted average shares outstanding for these periods were computed according to the provisions of FAS 123R.

(2)                      Includes charges of $(9,143)K recorded in December 2007 to write off five finished lots of our Thymoglobulin inventory which did not meet our specifications and $(11,773)K recorded in September 2007 to write off four finished lots of our Thymoglobulin inventory which did not meet our specifications.

(3)                      Includes a charge of $(64,000)K recorded in June 2007 to settle the litigation related to the consolidation of our former tracking stocks.

(4)                      Includes a charge of $(25,000)K for an upfront milestone payment paid to Ceregene Inc. in June 2007 for the development and commercialization of certain gene therapy products.

(5)                      Includes a charge of $(69,900)K recorded in February 2008 representing the premium paid to purchase five million shares of Isis Pharmaceuticals, Inc. common stock.

(6)                      Includes charges for the purchase of in-process research and development of $(106,350)K related to our acquisition of Bioenvision, Inc. in October 2007 and $(552,900)K related to our acquisition of AnorMED Inc. in November 2006

(7)                      Represents the write off of the goodwill related to our Genetics reporting unit in September 2006 in accordance with FAS 142, “Goodwill and Other Intangible Assets.”

(8)                      Includes charges of $(570)K for the three months ended and $(21,102)K for the year ended December 31, 2007 related to our completion of the first step of the two step process under which we acquired Bioenvision.  In July 2007, we acquired approximately 22% of the outstanding shares of Bioenvision common stock on an as-converted basis, including all of the outstanding shares of Bioenvision preferred stock for $(72,229)K of cash. Subsequently, in October 2007, following a favorable merger vote by Bioenvision’s shareholders, we completed the second step of the acquisition and, effective October 23, 2007, acquired the remaining outstanding shares of Bioenvision common stock for $(245,055)K of cash.  In the fourth quarter of 2007, we also paid $(11,975)K of cash for the outstanding options to purchase shares of Bioenvision common stock.  The full purchase accounting for the acquisition of Bioenvision, including the impact of the second step, is reflected in our consolidated financial statements for the three months and year ended December 31, 2007 and as of December 31, 2007.

(9)                      Includes pre-tax gains of $69,359K related to the liquidation of our investment in the common stock of Cambridge Antibody Technology Group plc in May and June 2006, and $10,848K related to the sale of our entire investment in the common stock of Therapeutic Human Polyclonals, Inc. in March 2007, which had a zero cost basis.

(10)                Includes charges totaling $(5,735)K recorded in December 2007 to write off costs associated with the manufacture of tolevamer at our manufacturing facilities in Ireland and the United Kingdom.

(11)                All periods, except the year ended December 31, 2006, include:  (i) the dilutive effect of options, stock purchase rights and warrants to purchase shares of Genzyme Stock and (ii) the potentially dilutive effect of the assumed conversion of our 1.25% convertible senior notes.

For the year ended December 31, 2006, excludes:  (i) the dilutive effect of options, stock purchase rights and warrants to purchase shares of Genzyme Stock and (ii) the potentially dilutive effect of the assumed conversion of our convertible senior notes because the effect would be anti-dilutive due to our net loss in both periods.

(12)                All periods, except for the year ended December 31, 2006, reflect the adoption of Emerging Issues Task Force Issue No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings Per Share,” or EITF 04-8.  As a result of the adoption of EITF 04-8, interest and debt fees, net of tax, related to our $690.0 million in principal of 1.25% convertible senior notes, which were issued in December 2003, have been added back to net income and the 9,686K shares issuable upon conversion of these notes are now included in diluted weighted average shares outstanding for purposes of computing diluted earnings per share, unless the effect would be anti-dilutive.

(13)                Effective January 1, 2008, in connection with the restructuring of BioMarin/Genzyme LLC, our joint venture with BioMarin Pharmaceutical Inc., we licensed certain rights to commercialize Aldurazyme from the joint venture and, in accordance with the provisions of FASB Interpretation No. 46R, “Consolidation of Variable Interest Entities,” began consolidating the results of the joint venture at fair value.  As of March 31, 2008, intangibles, net includes $480,500K for the fair value of the joint venture’s manufacturing and commercialization rights to Aldurazyme, offset by $(6,006)K of related accumulated amortization.  Noncurrent liabilities includes $474,494K of additional net liabilities related to the fair value of these rights.  Excluding these rights, the fair values of the assets and liabilities of the joint venture as of March 31, 2008 were not significant.

(14)                As of March 31, 2008, Other assets includes $80,100K for the fair value of the five million shares of Isis Pharmaceuticals, Inc. common stock that we purchased in February 2008.

(15)                Other assets includes net deferred tax assets of $54,401K as of June 30, 2007, $78,243K as of September 30, 2007, $95,664K as of December 31, 2007, and $120,707K as of March 31, 2008 as compared to net deferred tax liabilities reported as a component of noncurrent liabilities in all other periods presented.

GENZYME CORPORATION

RECONCILIATION OF GAAP TO NON-GAAP EARNINGS

For the Three Months Ended March 31, 2008

(Amounts in thousands, except per share data)

	NON-GAAP	Dilution Due to Common Stock Equivalents	Premium on Strategic Equity Investment	Amortization	FAS 123R Expense	GAAP As Reported
Income Statement Classification:

Total revenues	$1,100,061					$1,100,061

Cost of products and services sold	$(265,799)				$(6,514)	$(272,313)

Selling, general and administrative	$(295,497)				$(22,889)	$(318,386)

Research and development	$(180,312)		$(69,900)		$(12,585)	$(262,797)

Amortization of intangibles	$—			$(55,658)		$(55,658)

Equity in income (loss) of equity method investments	$188					$188

Minority interest	$463					$463

Gains (losses) on investments in equity securities	$775					$775

Other	$(160)					$(160)

Investment income	$14,870					$14,870

Interest expense	$(1,655)					$(1,655)

Summary:

Income (loss) before income taxes	$372,934	$—	$(69,900)	$(55,658)	$(41,988)	$205,388

(Provision for) benefit from income taxes	$(112,039)	$—	$13,428	$25,957	$12,537	$(60,117)

Net income (loss)	$260,895	$—	$(56,472)	$(29,701)	$(29,451)	$145,271

Net income (loss) per share:
Basic	$0.98	$—	$(0.21)	$(0.11)	$(0.12)	$0.54

Diluted (1)	$0.95	$(0.03)	$(0.20)	$(0.10)	$(0.10)	$0.52

Weighted average shares outstanding:
Basic	267,276					267,276

Diluted (1)	275,522	9,686				285,208

(1)       GAAP As-Reported diluted earnings per share and diluted weighted average shares outstanding reflect the adoption of EITF 04-8. In accordance with the provisions of EITF 04-8, interest and debt fees related to our 1.25% convertible senior notes of $1,886K, net of tax, have been added back to net income and approximately 9,686K shares have been added to diluted weighted average shares for purposes of computing GAAP As-Reported diluted earnings per share.

GENZYME 2008 GUIDANCE

DESCRIPTION	April 21, 2008 Guidance Ranges
Renagel / Renvela	$690	$700
Total Renal	800	815

Cerezyme	1,215	1,240
Fabrazyme	495	505
Myozyme	275	285
Aldurazyme	135	145
Total Therapeutics	2,280	2,340

Total Transplant	210	220

Synvisc	270	280
Total Biosurgery	490	505

Total Diag/Genetics	475	485

Total Other	260	270
TOTAL REVENUE	$4,450	$4,650

**GROSS MARGIN	approx.	77%

**SG&A	approx.	27%
**R&D	approx.	17%
Net Interest / Other	approx.	60

TAX RATE - GAAP	approx.	30%
*TAX RATE - NON-GAAP	approx.	31%

GENZ GAAP EPS	approx.	$2.65
AMORTIZATION	approx.	$0.55
FAS123 EXPENSE	approx.	$0.60
CONTINGENT CONVERTIBLE DEBT	approx.	$0.10
**GENZ NON-GAAP EPS		$3.90

***WTD AVERAGE SHARES O/S	approx.	274

CAPITAL EXPENDITURES	approx.	$500

This financial guidance, which is provided as part of a press release dated April 21, 2008, is subject to all of the qualifications and limitations described therein.  Actual results may differ from these forward-looking statements due to the numerous factors described in the press release.

*Non-GAAP tax rate excludes the impact of amortization, one-time events, FAS123R expense and EITF 04-8.

**Non-GAAP excludes the impact of amortization, one-time events, FAS123R expense and EITF 04-8.

***WTD Average Shares Outstanding excludes the impact of EITF 04-8.